EXHIBIT 99.1
NEWS
RELEASE
FOR IMMEDIATE RELEASE
CONTACT: Chris L. Nines
                      (512) 434-5587
TEMPLE-INLAND INC. REPORTS FOURTH QUARTER
AND FULL YEAR 2006 RECORD RESULTS
     AUSTIN, TEXAS, February 5, 2007—Temple-Inland Inc. today reported fourth quarter 2006 net income of $104 million, or $0.97 per diluted share, compared with fourth quarter 2005 net income of $24 million, or $0.21 per diluted share, and third quarter 2006 net income of $96 million, or $0.87 per diluted share.
     Results for fourth quarter 2006 include a net after-tax gain of $26 million, or $0.24 per share, principally related to payments received pursuant to the Softwood Lumber Agreement between the U.S. and Canada. As reflected in the table below, net income per diluted share, excluding special items, for fourth quarter 2006 is $0.73 per share, compared with $0.30 per share in fourth quarter 2005, and $0.93 per share in third quarter 2006.

	Fourth Quarter		Third Quarter
	2006	2005	2006
Net income per dil. share as reported	$0.97	$0.21	$0.87

Adjustment for special items	(0.24)	0.09	0.06

Net income per diluted share, Excluding special items	$0.73	$0.30	$0.93

Average shares outstanding – diluted (in millions)	107.8	113.0	110.3

     For the year, net income was $468 million, or $4.22 per diluted share, compared with 2005 net income of $176 million, or $1.54 per diluted share. Net income per diluted share excluding special items was $3.32 in 2006 compared with $1.90 in 2005, an increase of 75%. At year end 2006, fully diluted outstanding shares were 106.7 million.

	Year
	2006	2005
Net income per diluted share as reported	$4.22	$1.54

Special items	(0.90)	0.36

Net income per diluted share, excluding special items	$3.32	$1.90

Average shares outstanding — diluted	110.8	114.5
Corrugated Packaging

	4th Qtr.	4th Qtr.	3rd Qtr.	Year	Year
Segment Operating Income	2006	2005	2006	2006	2005
($ in Millions)	$74	$(3)	$74	$255	$120
     Corrugated Packaging operating income increased to $255 million in 2006 compared with $120 million in 2005.
     Corrugated Packaging operating income improved fourth quarter 2006 compared with fourth quarter 2005, principally due to higher corrugated container prices and lower energy costs. Operating income was flat fourth quarter 2006 compared with third quarter 2006 as higher corrugated container prices and lower recycled fiber costs were offset by lower box shipments and higher energy and freight costs.
     Shipments fourth quarter 2006 were down 6%, on a volume per workday basis, compared with fourth quarter 2005 primarily due to the previously-announced sale of Performance Sheets (a sheet feeder plant in City of Industry, California) August 2006. On a volume per workday basis, shipments of corrugated containers were essentially flat fourth quarter 2006 compared with third quarter 2006.
     Average prices for corrugated containers fourth quarter 2006 were up 13% compared with fourth quarter 2005 and up 2% compared with third quarter 2006. The average cost of recycled fiber fourth quarter 2006 was up 10% compared with fourth quarter 2005, but down 16% compared with third quarter 2006. Freight costs were up $2 million compared with fourth quarter 2005 and third quarter 2006. Energy costs were down $16 million fourth quarter 2006 compared with fourth quarter 2005, but up $3 million compared with third quarter 2006.

Forest Products

	4th Qtr.	4th Qtr.	3rd Qtr.	Year	Year
Segment Operating Income	2006	2005	2006	2006	2005
($ in Millions)	$46	$52	$83	$312	$219
     Forest Products reported operating income of $312 million in 2006, a record level for the third consecutive year.
     Operating income declined fourth quarter 2006 compared with fourth quarter 2005 primarily due to lower lumber pricing. Operating income declined fourth quarter 2006 compared with third quarter 2006 due to lower pricing and shipments. Fourth quarter and full year 2006 operating income reflect the benefit of the acquisition of our partner’s interest in Standard Gypsum January 2006.
     Average lumber prices fourth quarter 2006 were down 25% compared with fourth quarter 2005 and down 6% compared with third quarter 2006. Gypsum prices were up 13% compared with fourth quarter 2005, but down 9% compared with third quarter 2006. Particleboard prices were up 29% compared with fourth quarter 2005, but down 2% compared with third quarter 2006.
     Shipments of lumber, gypsum (adjusted for the acquisition of our partner’s interest in Standard Gypsum January 2006) and particleboard were down fourth quarter 2006 compared with fourth quarter 2005 and third quarter 2006.
Real Estate

	4th Qtr.	4th Qtr.	3rd Qtr.	Year	Year
Segment Operating Income	2006	2005	2006	2006	2005
($ in Millions)	$12	$16	$15	$62	$44
     Real estate reported operating income of $62 million in 2006.
     Real Estate operating income fourth quarter 2006 was $12 million. Including joint-venture activity, 1,150 acres of high-value land were sold at an average sales price of approximately $9,500 per acre fourth quarter 2006, resulting in a gain of $10 million.
     Residential development activity for all wholly and partially-owned projects during fourth quarter 2006 included the sale of 715 lots at an average price of approximately $49,300 per lot.
     Commercial activity for all wholly and partially-owned projects during fourth quarter 2006 included the sale of 57 acres at an average price of $123,400 per acre, resulting in a gain of $3 million.

Financial Services

	4th Qtr.	4th Qtr.	3rd Qtr.	Year	Year
Segment Operating Income	2006	2005	2006	2006	2005
($ in Millions)	$53	$51	$58	$222	$201
     Financial Services reported operating income of $222 million in 2006, a record level for the third consecutive year.
     Financial Services operating income increased fourth quarter 2006 compared with fourth quarter 2005 due to stronger credit conditions and lower costs. Operating income declined fourth quarter 2006 compared with third quarter 2006 principally due to lower noninterest income.
Comments
     In announcing fourth quarter and full year results, Kenneth M. Jastrow, II, chairman and chief executive officer of Temple-Inland Inc. said, “For the year 2006, Temple-Inland achieved record earnings of $3.32 per share, excluding special items, and return on investment of 15.9%, reflecting the benefit of our strategic initiatives and market conditions.
     In 2006 we returned approximately 10% of Temple-Inland’s average market capitalization to shareholders through share repurchases and dividends. During fourth quarter 2006 we repurchased 2.2 million shares, bringing the total for the year to 7.9 million shares. In addition, on February 2, 2007 the Board of Directors approved an additional 5 million share repurchase authorization, representing approximately 5% of shares outstanding. Also, the Board increased the dividend 12% to $1.12 in 2007, the fifth consecutive year we have raised the dividend. We have paid a dividend every year since Temple-Inland became a public company.
     “In 2006, our containerboard mill system achieved record production, greater efficiency, and lower cost per ton. Despite the closure of eleven box plants since third quarter 2003, Temple-Inland’s box shipments were up 6% in 2006 compared with 2003, resulting in increased asset utilization and lower converting costs. Industry box shipments were up 5% during this same period. Since 2003, we have generated $225 million in business improvement, and we expect to generate an additional $75 million in business improvement in the future by focusing on manufacturing excellence within our box plant system and further operational efficiency in our containerboard mills.
     “Forest Products achieved record operating income in 2006, a third consecutive record year, reflecting the benefits from our focus on fiber integration, improved market conditions for gypsum and particleboard, and the acquisition of our partner’s interest in Standard Gypsum in January 2006.

     “Real Estate generated $62 million in operating income in 2006. During fourth quarter 2006, zoning was approved on 2,001 acres of our high-value land around Atlanta, GA, including 1,840 acres of residential property, representing 3,257 lots, and 161 acres for commercial use. During 2006, 4,890 acres of high-value land were transferred from undeveloped into the “in entitlement process” category.
     “Financial Services had record operating income in 2006, a third consecutive record year. Generating asset growth and remaining low cost continue to be the focus in Financial Services. Our retail branch network is located in Texas and California, the largest and fastest growing deposit markets in the country. In addition, multiple loan products and a nationwide lending platform provide the opportunity to grow earning assets.
     “For the year 2006, Temple-Inland achieved all-time record earnings and strong return on investment, reflecting the benefit of our strategic initiatives, improved market conditions and the dedication of all Temple-Inland employees to be the best.”
     The Company will host a conference call on February 5, 2007 at 10:00 am EDT to discuss results of the fourth quarter and full year 2006. The meeting may be accessed through webcast or by conference call. The webcast may be accessed through Temple-Inland’s Internet site at www.templeinland.com. To access the conference call, listeners calling from North America should dial 1-800-901-5217 at least 15 minutes prior to the start of the meeting. Those wishing to access the call from outside North America should dial 1-617-786-2964. The password is templeinland. Replays of the call will be available for two weeks following the completion of the live call and can be accessed at 1-888-286-8010 in North America and at 1-617-801-6888 outside North America. The password for the replay is 54632640.
     Temple-Inland Inc. operates four business segments: corrugated packaging, forest products, real estate and financial services. The Company’s 2.0 million acres of forestland are certified as managed in compliance with ISO 14001 and in accordance with the Sustainable Forestry Initiative® (SFI) Standard of the Sustainable Forestry Board to ensure forest management is conducted in a scientifically sound and environmentally sensitive manner. Temple-Inland’s common stock (TIN) is traded on the New York Stock Exchange. Temple-Inland’s address on the World Wide Web is www.templeinland.com.
This release contains “forward-looking statements” within the meaning of the federal securities laws. These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements. Factors and uncertainties that might cause such differences include, but are not limited to: general economic, market, or business conditions; the opportunities (or lack thereof) that may be presented to us and that we may pursue; fluctuations in costs and expenses including the costs of raw materials, purchased energy, and freight; demand for new housing; accuracy of accounting assumptions related to pension and postretirement costs, impaired assets, allowance for credit losses, and income taxes; competitive actions by other companies; changes in laws or regulations and actions or restrictions of regulatory agencies; our ability to execute certain strategic and business improvement initiatives; and other factors, many of which are beyond our control.
This release includes non-GAAP financial measures. The required reconciliations to GAAP financial measures are located in this release.

TEMPLE-INLAND INC. AND SUBSIDIARIES
UNAUDITED
Business Segments

	Fourth Quarter		Year to Date
	2006	2005	2006	2005
	(In millions,		(In millions,
	except per share)		except per share)
Revenues
Corrugated packaging	$752	$675	$2,977	$2,825
Forest products	253	255	1,237	1,040
Real estate	34	33	175	113
Financial services	293	265	1,169	983

Total revenues	$1,332	$1,228	$5,558	$4,961

Income
Corrugated packaging	$74	$(3)	$255	$120
Forest products	46	52	312	219
Real estate	12	16	62	44
Financial services	53	51	222	201

Total segment operating income	185	116	851	584
Expenses not allocated to segments
General and administrative	(30)	(24)	(107)	(91)
Share-based compensation (a)	(14)	(7)	(46)	(26)
Other operating income (expense)	36	(10)	15	(90)
Other non-operating income (expense)	—	(3)	92	—
Parent company interest	(30)	(29)	(128)	(115)

Income before taxes	147	43	677	262
Income (taxes) benefit	(42)	(17)	(208)	(86)

Income from continuing operations	105	26	469	176
Discontinued operations	(1)	(2)	(1)	—

Net income	$104	$24	$468	$176

Diluted earnings per share:
Income from continuing operations	$0.98	$0.23	$4.23	$1.54
Discontinued operations	(0.01)	(0.02)	(0.01)	—

Net income	$0.97	$0.21	$4.22	$1.54

Average diluted shares outstanding	107.8	113.0	110.8	114.5

We have recast prior period results to reflect the classification of the new business segment, real estate. In addition, we have recast 2005 revenues to include gross real estate sales that had previously been reported net and certain other ancillary revenues previously reflected as a reduction of cost of sales.
(a)	The adoption of SFAS 123(R) for 2006 stock awards resulted in the acceleration of $7 million in pre-tax share-based compensation expense ($0.04 per share after-tax) into first quarter 2006.

     Non-GAAP Financial Measure
     Net income excluding special items and net income per diluted share excluding special items are important measures for us and investors because they allow useful and consistent comparisons of on-going operations by excluding gains and losses that management believes are not indicative of our ongoing operating results.
     We define special items to include discontinued operations, effects of accounting changes, and other items such as gains or losses on sales of non-strategic assets; asset impairments; and unusual income, expenses, and tax benefits or charges. The most comparable GAAP measures are net income and net income per diluted share.
     Despite their importance to us, net income excluding special items and net income per diluted share excluding special items are non-GAAP financial measures that have no standardized definitions and as a result may not be comparable with other companies’ measures using the same or similar terms. This lack of comparability may limit the usefulness of these measures to us and investors. There may be other limits in the usefulness of these measures to investors. As a result, we encourage you to read our financial information in its entirety and not to rely on any single financial measure.
     Calculation of Non-GAAP Financial Measure

			Third
	Fourth Quarter		Quarter	For the Year
	2006	2005	2006	2006	2005
	(In millions, except per share)
Net income determined in accordance with GAAP	$104	$24	$96	$468	$176
Special items, after-tax
Closure and sale of converting and production facilities and sale of non-strategic assets	5	2	3	8	30
Hurricane related costs, and in 2006, related insurance proceeds	(1)	—	—	(1)	10
Litigation and other	2	5	3	4	14
Settlement of tax litigation	—	—	—	(85)	—
Softwood Lumber Agreement	(27)	—	—	(27)	—
Financial Services repositioning activities	(1)	3	—	7	3
One-time tax benefit(a)	(4)	—	—	(6)	(16)

Total special items, after-tax	(26)	10	6	(100)	41

Net income excluding special items as defined	$78	$34	$102	$368	$217

Average diluted shares outstanding	107.8	113.0	110.3	110.8	114.5

Net income per diluted share determined in accordance with GAAP	$0.97	$0.21	$0.87	$4.22	$1.54

Special items, after-tax, per diluted share
Closure and sales of converting and production facilities and sale of non-strategic assets	0.05	0.02	0.03	0.07	0.26
Hurricane related costs, and in 2006, related insurance proceeds	(0.01)	—	—	(0.01)	0.09
Litigation and other	0.02	0.04	0.03	0.04	0.12
Settlement of tax litigation	—	—	—	(0.77)	—
Softwood Lumber Agreement	(0.25)	—	—	(0.24)	—
Financial Services repositioning activities	(0.01)	0.03	—	0.06	0.03
One-time tax benefit(a)	(0.04)	—	—	(0.05)	(0.14)

Total special items, per diluted share	(0.24)	0.09	0.06	(0.90)	0.36

Net income per diluted share excluding special items as defined	$0.73	$0.30	$0.93	$3.32	$1.90

(a)	Relates to new Texas state tax legislation in 2006 and sale of Pembroke facility in 2005.

TEMPLE-INLAND INC. AND SUBSIDIARIES
UNAUDITED
Revenues and unit sales of manufacturing subsidiaries, excluding joint venture operations follows:

	Fourth Quarter		Year to Date
	2006	2005	2006	2005
		(Dollars in millions)
Revenues
Corrugated Packaging
Corrugated packaging	$693	$657	$2,841	$2,728
Linerboard	59	18	136	97

Total Corrugated Packaging	$752	$675	$2,977	$2,825

Forest Products
Pine lumber	$54	$74	$278	$312
Gypsum wallboard (a)	90	39	420	143
Particleboard	45	45	214	195
Medium density fiberboard (a)	13	15	65	87
Fiberboard	13	21	72	83
Mineral and hunting leases	7	7	45	31
Fiber and other	31	54	143	189

Total Forest Products	$253	$255	$1,237	$1,040

Unit sales
Corrugated Packaging
Corrugated packaging, thousands of tons	789	842	3,371	3,437
Linerboard, thousands of tons	133	53	310	264

Total, thousands of tons	922	895	3,681	3,701

Forest Products
Pine lumber, mbf	188	193	829	777
Gypsum wallboard, msf (a)	437	216	1,990	859
Particleboard, msf	118	153	609	640
Medium density fiberboard, msf (a)	27	37	142	202
Fiberboard, msf	65	102	362	431

(a)	Comparisons of revenue and unit sales of gypsum wallboard are affected by the January 2006 acquisition of our partner’s interest in Standard Gypsum L.P. Comparisons for MDF are affected by the sale of the Pembroke facility in second quarter 2005.
Supplemental Financial Information:
Supplemental Financial Information for the Parent Company and its manufacturing and real estate subsidiaries follows:

	Fourth Quarter		Year to Date
	2006	2005	2006	2005
Cash Balance (at qtr. end)	$38	$13
Total Debt (at qtr. end)	$1,647	$1,611
Capital Expenditures (including reforestation)	$66	$67	$208	$222

A summary of projects in the entitlement process(a) at year-end 2006 follows:

		Project
Project	County	Acres(b)
California
Hidden Creek Estates	Los Angeles	700
Terrace at Hidden Hills	Los Angeles	30

Georgia
Bay Springs	Carroll	440
Birch House Farms	Bartow	140
Dry Pond	Cherokee	950
Four Seasons	Coweta	750
Friendship Road	Cherokee	110
Garland Mountain	Cherokee	350
Gold Creek	Dawson	1,090
Grove Park	Coweta	160
Happy Valley Farm	Coweta	750
Jackson Park	Jackson	690
Lithia Springs	Haralson	260
Mill Creek	Coweta	770
Overlook	Cherokee	510
Pickens School	Pickens	420
Wolf Creek	Carroll	12,180
Yellow Creek	Cherokee	1,060

Texas
Lake Houston	Harris/Liberty	3,630
Entrada(c)	Travis	240
Woodlake Village(c)	Montgomery	620

Total		25,850

(a)	A project is deemed to be in the entitlement process when customary steps necessary for the preparation and submittal of an application, like conducting pre-application meetings or similar discussions with governmental officials, have commenced, or an application has been filed. Projects listed may have significant steps remaining, and there is no assurance that entitlements ultimately will be received.

(b)	Project acres are approximate. The actual number of acres entitled may vary.

(c)	We own a 50% interest in these projects.

A summary of activity within our entitled,(a) developed and under development projects at year-end 2006 follows:

			Residential Lots		Commercial Acres (c)
			Lots Sold		Acres Sold
		Interest	Since	Lots	Since	Acres
Project	County	Owned(b)	Inception	Remaining	Inception	Remaining
Projects we own

Colorado
Buffalo Highlands	Weld	100%	—	645	—	—
Johnstown Farms	Weld	100%	115	699	—	—
Pinery West	Douglas	100%	—	—	—	134
Stonebraker	Weld	100%	—	600	—	—

Texas
Caruth Lakes	Rockwell	100%	245	629	—	—
Cibolo Canyons	Bexar	100%	335	1,414	64	81
Harbor Lakes	Hood	100%	177	401	—	13
Hunter’s Crossing	Bastrop	100%	229	348	19	95
Katy Freeway	Harris	100%	—	—	—	40
La Conterra	Williamson	100%	—	509	—	60
Maxwell Creek	Collin	100%	539	484	—	—
Oakcreek Estates	Comal	100%	—	630	—	—
The Colony	Bastrop	100%	335	1,090	22	50
The Gables at North Hill	Collin	100%	182	100	—	—
The Preserve at Pecan Creek	Denton	100%	41	778	—	9
The Ridge at Ribelin Ranch	Travis	100%	—	—	126	77
Other Texas Projects (8)	Various	100%	2,539	132	121	46

Georgia
Other projects (5)	Various	100%	—	3,428	—	161

Missouri, Tennessee and Utah
Other Projects (4)	Various	100%	910	294	—	—

			5,647	12,181	352	766

Projects in entities we consolidate

Texas
City Park	Harris	75%	605	696	36	129
Lantana (d)	Denton	55%	167	2,183	—	—
Other Texas Projects (6)	Various	Various	261	320	2	63

			1,033	3,199	38	192

Total owned and consolidated			6,680	15,380	390	958

Projects in ventures that we account for using the equity method

Georgia
Seven Hills	Paulding	50%	561	516	26	—
The Georgian	Paulding	38%	282	1,104	—	—
Other Georgia projects (5)	Various	Various	1,840	252	—	—

Texas
Bar C Ranch	Tarrant	50%	143	1,038	—	—
Fannin Farms West	Tarrant	50%	224	219	—	—
Lantana (d)	Denton	Various	1,639	209	1	79
Long Meadow Farms	Fort Bend	19%	457	2,255	—	134
Southern Trails	Brazoria	40%	181	878	—	—
Stonewall Estates	Bexar	25%	30	360	—	—
Summer Creek Ranch	Tarrant	50%	780	1,708	—	374
Summer Lakes	Fort Bend	50%	294	850	42	9
Village Park	Collin	50%	311	258	—	5
Waterford Park	Fort Bend	50%	—	493	—	37
Other Texas projects (6)	Various	Various	807	304	—	37

Florida
Other projects (3)	Various	Various	473	372	—	—

Total in ventures			8,022	10,816	69	675

Combined Total			14,702	26,196	459	1,633

(a)	A project is deemed entitled when all major discretionary land-use approvals have been received. Some projects may require additional permits for development.

(b)	Interest owned reflects our equity interest in the project, whether owned directly or indirectly. There are some projects that have multiple ownership structures within them. Accordingly, portions of these projects may appear as owned, consolidated and/or accounted for on the equity method.

(c)	Commercial acres are net developable acres, and may be fewer than the gross acres available in the project.

(d)	The Lantana project consists of a series of 19 partnerships in which our interests range from 25% to 55%. We account for eight of these partnerships in which our interests range from 25% to 50% using the equity method and we consolidate the remaining partnerships.